PLAN OF EXCHANGE AGREEMENT

THIS PLAN OF EXCHANGE AGREEMENT made this 1st day of March, 2011, by and among SWEET SPOT GAMESINC., a Nevada corporation ("SWTP"), and  GREENFIELD FARMS GRASSFED BEEF, INC.,  a North Carolina corporation (“Greenfield”), in consideration of the mutual covenants herein contained and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, agree to the terms and conditions set forth herein as follows:

RECITALS:

Greenfield Inc. is a corporation organized under the laws of North Carolina. Its offices are located in Charlotte, NC.

Greenfield is a marketer of certain beef products, specifically grassfed beef.  It currently has established arrangements to provide its grassfed beef to a variety of grocery chains, retailers and others, primarily in the region of Charlotte, NC. Greenfield has been approached by several additional grocery chains, restaurant suppliers and wholesalers and wishes to obtain capital to expand its business operations. The books and records of Greenfield from inception will be made available to Sweet Spot for inspection upon request when available.

Sweet Spot Games, Inc. (herein “Sweet Spot” or “SWTP”), was established as a development stage Nevada corporation developing online, multiplayer gaming applications. Sweet Spot has a website at: http://www.sweetspotgames.com.  Sweet Spot is a publicly traded company, quoted on the OTCBB and pink sheets under the symbol “SWTP.”  Sweet Spot is obligated to file reports under the Securities Exchange Act of 1934, as amended and has caused all such reports to be filed.   Its shares are DTC eligible.

The parties desire to enter into a Plan of Exchange regarding the acquisition of Greenfield by Sweet Spot Games, Inc. as statutory merger under Nevada law.  Under the terms of this Plan of Exchange, Greenfield will continue the business of Greenfield under the direction of a separately appointed board of directors.

IT IS THEREFORE AGREED:

ARTICLE I
PLAN OF MERGER AND EXCHANGE OF SECURITIES

SWTP is a Nevada corporation that has authorized 75,000,000 shares of common stock, par value $0.001, of which approximately 30,110,000 shares on a fully diluted basis will be currently outstanding at the time of closing.

SWTP shall acquire all of the issued and outstanding shares of Greenfield, upon the completion of the acquisition.  For the consideration that the majority shareholders of SWTP shall transfer 22,582,500  shares without consideration other than the exchange of shares contemplated herein, to the shareholders of Greenfield and/ or its designees  ( “the Shares") . The shares shall be issued to Greenfield shareholders of record as of the date of this Agreement or its designated beneficiaries. The  business of the corporation shall become the beef and organic foods industry.

The plan of merger shall be on the following terms:

Section 1.1          Plan of Merger and Exchange.  The parties intend to issue sufficient securities such that Greenfield Shareholders shall become the majority holder of securities and therefore control the operations of SWTP and the current Greenfield Shareholders shall effectively acquire controlling voting and operational control of SWTP through a “reverse acquisition.”

(a)
Share Exchange. SWTP affiliates Gregory Galanis, the CEO and Chair and Charles Barkley shall transfer a combined total of 22,582,500 shares directly without consideration other than the exchange of shares contemplated by this agreement to the sole shareholder of Greenfield or his designees. In exchange, Greenfield shall transfer to SWTP shares totaling 100% of the outstanding stock of Greenfield.

(b)
Cash Consideration and Escrow Requirements. SWTP shall have in its regular bank accounts a minimum of Seventy Five Thousand U. S. Dollars ($75,000.00) cash which shall be made available to Greenfield at closing.

Greenfield  Section 1.3    Exemption from Registration.  The parties hereto intend that the SWTP Shares to be issued to the Greenfield Shareholders shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(1)1/1(of the rules and regulations promulgated thereunder.  The parties believe these transactions are private placements within the meaning of the rules and regulations under the Securities Act.  Each of these entities separately, and through their intermediaries, had a pre-existing relationship that had existed for at least 30 days.  SWTP will rely upon the exemptions from registration provided by Section 4(1)1/1 of the rules of the Securities and Exchange Commission under the Securities Act.. It is understood that these exemptions are available because the issuances will be made to a de minimus number of sophisticated persons, in transactions not involving a public offering.

Section 1.4          Board of Directors. The current Board of Directors and the officers and directors of  Greenfield Farms Grassfed Beef, Inc. are:

Larry Moore            Chair

Larry Moore            CEO

The current Board of Directors and the officers and directors of  Sweet Spot Games, Inc. are:

Gregory Galanis       Chair

Gregory Galanis       CEO

Bruce Maxim           Director

Gerald Mills              CFO, Director

Art Benjamin            COO

At closing The Board may hold a meeting in compliance with the notice or waiver of notice requirements of SWTP and may then adopt resolutions fixing the size of its Board of Directors at not less than three nor more than nine directors, and may elect a new Board of Directors.

Both Sweet Spot and Greenfield shall duly notice Board of Director meetings for February 28, 2011 with duly noticed shareholder meetings to immediately follow for approval of the Merger and corporate changes as contemplated herein.

Section 1.5          Closing. This Agreement shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements. Closing shall occur when all conditions of closing have been met or are waived by the parties, including all required government approvals. The closing of the Agreement (the “Closing”) shall take place in Charlotte, North Carolina, at the offices of attorney Charles Barkley immediately after all conditions have been removed or as soon thereafter as all regulatory approvals have been obtained, or at such other place and time as the parties may otherwise agree.

Section 1.6          Due Diligence. Each party shall have furnished to the other party certain corporate and financial information to conduct its respective due diligence. If any party determines that there is a reason not to complete the Agreement as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period.

Section 1.7          Representations and Warranties Correct. The representations and warranties made by the Parties herein shall have been true and correct when made and shall be true and correct on and as of the Closing date with the same force and effect as though made on and as of the Closing date.  All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and exchange of the SWTP Stock and the Greenfield Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect.

Section 1.8          Termination. The Agreement may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by this Plan of exchange has not been implemented and approved by the proper governmental authorities 90 days from the date of this Agreement, or (iv) if payments scheduled in the Escrow Agreement are not received when occurs. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall become void and there shall be no liability on the part of either party, other than as set forth in 1(a) above.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Greenfield  hereby represents and warrants to SWTP that:

Section 2.1          Organization.  Greenfield  is a corporation duly organized validly existing and in good standing under the laws of North Carolina, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

Section 2.2          Capital. The authorized capital stock of Greenfield  consists solely of 1,000,000 authorized shares of common stock, par value $0.001.All of the issued and outstanding shares of Greenfield   are duly and validly issued, fully paid and non-assessable.  There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Greenfield to issue or to transfer from treasury any additional shares of its capital stock of any class.

There is no other outstanding capital stock, warrants and options as of the date of the Agreement. All of the outstanding shares of capital stock of Greenfield are validly issued, fully paid, non-assessable and subject to no lien or restriction on transfer, except restrictions on transfer imposed by applicable securities laws.

Section 2.3          Subsidiaries.  Greenfield has no subsidiaries.

Section 2.4          Authority. The Board of Directors of  Greenfield has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and Greenfield have full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of  Greenfield and is enforceable in accordance with its terms and conditions. All shareholder approval and corporate action on the part of Greenfield necessary for the due authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Closing date.  This Agreement is a legal, valid and binding agreement of Greenfield, enforceable in accordance with their terms.  The execution, delivery and performance by Greenfield of this Agreement and the sale of Greenfield shares will not result in any violation of or be in conflict with, or result in a breach of or constitute a default under, any term or provision of any Legal Requirement to which Greenfield are subject, or any Charter or Bylaws of Greenfield, or any Contractual Obligation to which Greenfield is a party or by which Greenfield is bound.

Section 2.5          Corporate Power.  Greenfield  has all necessary power and authority to enter into and perform this Agreement and to sell the Greenfield shares hereunder. Greenfield has all necessary power and authority to own all the properties owned by it and to carry on the businesses now conducted or presently proposed to be conducted by it.  Greenfield and Greenfield    have taken all action necessary to authorize this Agreement and the sale of the Greenfield shares to be sold hereunder. The execution and delivery of this Agreement by  Greenfield and the performance by  Greenfield of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which Greenfield is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of  Greenfield; or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Greenfield.

Section 2.6          Directors and Officers. The names and titles of all directors and officers of Greenfield as of the date of this Agreement are:

Director        Larry Moore
CEO             Larry Moore
CFO             Gerald Mills
Director        Michael J. Killman
Director        Allen Walker
Director        Scott Vuncannon

Section 2.7          Financial Statements. Greenfield shall furnish, upon request, Greenfield’s unaudited financial statements for the year ended December 31, 2010.  The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed throughout the periods indicated, and fairly present the financial position as of the dates of the balance sheets included in the financial statements and the results of operations for the periods indicated. Greenfield has engaged auditors approved by the Public Company Accounting Oversight Board (PCAOB) and has furnished a copy of the engagement letter to SWTP.

Section 2.8          Absence of Changes.  Since the date of Greenfield’s most recent financial statements, there have not been any undisclosed changes in the financial condition or operations of Greenfield, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

Section 2.9          Absence of Undisclosed Liabilities.  As of the date of Greenfield’s most recent balance sheet, Greenfield did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

Section 2.10        Tax Returns.  Within the times and in the manner prescribed by law, Greenfield has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable except for those for which returns are not yet due.  The provisions for taxes, if any, reflected in Exhibit 2.5 are adequate for the periods indicated.  There are no present disputes as to taxes of any nature payable by Greenfield.

Section 2.11        Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, SWTP and its legal counsel and accountants shall have the opportunity to meet with Greenfield’s officers, legal counsel and accountants to discuss the financial condition of Greenfield.  Greenfield shall make available to SWTP all books and records of  Greenfield.

Section 2.12        Patents, Trade Names and Rights. To the best of its knowledge, Greenfield  is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to patents, trade names and rights.

Section 2.13        Compliance with Laws. Greenfield has complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, and to the knowledge of the officers of Greenfield, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business.

Section 2.14        Litigation. Greenfield is not a defendant to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Greenfield threatened against or affecting Greenfield or their business, assets or financial condition.  Greenfield is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Greenfield is not engaged in any material lawsuits to recover monies due it.

Section 2.15        Full Disclosure. None of the representations and warranties made by Greenfield herein or in any exhibit, certificate or memorandum furnished or to be furnished by Greenfield, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

Section 2.16        Assets.  Greenfield has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in the financial statements.

Section 2.17        Material Contracts. Greenfield has no material contracts other than distribution agreements, except as set forth on the financial statements or schedules herein.

Section 2.18        Indemnification of Officers and Directors.  The parties acknowledge and agree that prior to execution of this Agreement, each party had separately adopted resolutions and bylaws affording indemnification, to the fullest extent permitted by law, of all officers, directors, promoters, attorneys and other responsible persons, past or present for liability, which arises out of or pertains to any non-intentional action or omission taken in good faith while serving in such capacity on behalf of the Corporation.  The parties hereby agree that each shall, to the fullest extent permitted by law, retain and maintain such indemnification provisions with respect to its officers and directors and that each party shall hereafter continuously maintain the fullest indemnification of officers and directors as permitted by law.

Section 2.19        General.  All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance and  Greenfield shall have received copies of all documents, including records of corporate proceedings and officers’ certificates, which they may have reasonably requested in connection therewith. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Parties on or prior to the Closing shall have been performed or complied with and Greenfield shall not be in default in the performance of or compliance with any provisions of this Agreement.  Greenfield shall have delivered to SWTP an Officer’s Certificate from the chief executive officer or chief financial officer or acceptable agent thereof, dated the date of the Closing date, certifying to all representations and warranties required by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SWTP

SWTP represents and warrants to Greenfield that:

Section 3.1          Organization.  SWTP is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

Section 3.2          Capital.  The capital stock of SWTP consists of 75,000,000 shares of authorized common voting stock, of which 30,110,000 are currently issued and outstanding. There are no classes of preferred stock or options to purchase stock that have been issued. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements, commitments or obligations of SWTP to issue or to transfer from treasury any additional shares of its capital stock of any class, except as set forth in Section 3.2.

Section 3.3          Subsidiaries.  SWTP has no other subsidiaries and does not own any interest in any other enterprise.

Section 3.4          Directors and Officers. The names and titles of all directors and officers of SWTP as of the date of this Agreement are:

Name	Position
Gregory Galanis	Director (Chairman) and Chief Executive Officer
Gregory Galanis	President and Director
Dr. Bruce Maxim	Chief Technology Officer
Arthur Benjamin	Chief Operations Officer
Gerald Mills	Chief Financial Officer

At closing the existing Board of SWTP shall approve this Agreement, the corporation changes contemplated herein and shall appoint their successors as designated by Greenfield and then resign.

Section 3.5          Financial Statements. Greenfield has been furnished with complete and correct copies of the following financial statements of SWTP (the “SWTP Financial Statements”): (a) the audited balance sheet of SWTP as of June 30, 2010 and the respective related consolidated statements of income, retained earnings and cash flows for the twelve month period then ended, and (b) the audited consolidated balance sheet of SWTP as of June 30, 2010 together with the related consolidated statements of operations, retained earnings and cash flows for the twelve month period then ended. The SWTP Financial Statements have been prepared in accordance with GAAP consistently applied and fairly and accurately present the financial condition of SWTP at the date thereof and the results of its operations for the period covered thereby. All the books, records and accounts of SWTP are accurate and complete, are in accordance with good business practice and all laws, regulations and rules applicable to SWTP the conduct of its business and accurately present and reflect all of the transactions described therein.

Section 3.6          Changes in Financial Condition. Since the Balance Sheet Date, there have occurred material events that, individually or in the aggregate, have caused or will cause a Material Adverse Effect. SWTP has  not (a) declared any dividend or other distribution on any shares of its capital stock, (b) made any payment (other than compensation to its directors, officers and employees at rates in effect prior to the Balance Sheet Date or for bonuses accrued in accordance with normal practice prior to the Balance Sheet Date) to any of its Affiliates, (c) increased the compensation, including bonuses, payable or to be payable to any of its directors, officers, employees or Affiliates, or (d) entered into any Contractual Obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice, other than as specifically contemplated by this Agreement.

Section 3.7          Absence of Undisclosed Liabilities.  As of the closing date SWTP will not have any liabilities or obligations, contingent or otherwise, which are not reflected or provided for in the Distribution of Proceeds contained in Article I. SWTP (i) does not have any outstanding indebtedness for borrowed money or for any other purpose and (ii) except as reflected, is not a guarantor or otherwise contingently liable on such indebtedness of any other Person. At closing SWTP shall not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

Section 3.8          Tax Returns.  At all times that the Company had operations, SWTP filed all federal, state and local tax and information returns which are required to be filed by it and such returns are true and correct. SWTP has paid all taxes, interest and penalties, if any, reflected in such tax returns or otherwise due and payable by it. No tax returns were filed for the year 2007 to the present. SWTP has no knowledge of any material additional assessments or any basis therefore. SWTP has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected and has paid over such amounts to the appropriate taxing authorities. There are no present disputes as to taxes of any nature payable to SWTP and the Company has no actual knowledge or notice of any returns due or any unpaid tax, lien, claim of lien, penalty, interest, assessment or charge by a taxing authority .Any deficiencies proposed as a result of any governmental audits of such tax returns have been paid or settled or are being contested in good faith, and there are no present disputes as to taxes payable by SWTP.

Section 3.9          Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Greenfield and its and accountants shall have the opportunity to meet with SWTP's officers  and accountants to discuss the financial condition of SWTP.  SWTP shall make available to Greenfield all books and records of SWTP.

Section 3.10        Patents, Trade Names and Rights. To the best of its knowledge, SWTP is not infringing upon or otherwise acting adversely to the right or claimed right of any person with respect to any of the foregoing.

Section 3.12        Litigation. SWTP is not now a named or threatened party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of SWTP threatened against or affecting SWTP or its business, assets or financial condition.  SWTP is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  SWTP is not engaged in any material lawsuits to recover monies due it. no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator  or, to SWTP’s knowledge, threatened (nor to SWTP’s knowledge, does any basis exist therefore) against SWTP or, to SWTP’s knowledge, any officer of SWTP, which individually or in the aggregate could result in any material liability or which may otherwise result in a Material Adverse Effect, or which seeks equitable relief, rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any other Related Agreement or any of the transactions contemplated hereby or thereby.

Section 3.13        Authority. The Board of Directors of SWTP has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and SWTP has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of SWTP and is enforceable in accordance with its terms and conditions. As of the Closing, the Shareholders shall have approved this Agreement and the transactions described herein as required by Nevada law. All consents and approvals to the transactions contemplated by this Agreement required to be obtained by Greenfield from any third party shall have been obtained by Greenfield. All authorizations, approvals or permits of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the SWTP Stock and the sale of Greenfield Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect. No additional consent, approval, qualification, order or authorization of, or filing with any governmental authority is required in connection any SWTP Parties’ execution or delivery of valid stock certificates or other performance of the this Agreements or the offer, issue or sale of the SWTP Stock by Shareholders or the consummation of any other transaction pursuant to this Agreement on the part of any SWTP Party, except for filings under applicable federal securities or blue sky laws.

Section 3.14        Ability to Carry Out Operations. SWTP has no operations and has not had operations since inception.

Section 3.15        Full Disclosure. None of the representations and warranties made by SWTP herein or in any exhibit, certificate or memorandum furnished or to be furnished by SWTP or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

Section 3.16        Assets.  SWTP has no assets or liabilities other than as shown on the filings of the Company on Form 10-K and 10-Q, as filed with the U. S. Securities & Exchange Commission.

Section  3.17       Material Contracts.  Except as set forth on Schedule 3.17, SWTP has no material contracts with any other party and no other agreement shall be breached by the entry of this Acquisition Agreement

Section  3.18       Market for Company Stock.  SWTP has been advised that at least one  NASD members presently make markets in the Company's common stock as of the date of closing pursuant to the Rules and regulations of the NASD. The Company's stock has been given the symbol "SWTP" and is eligible for continued trading on the pink sheets bulletin board. While the Company has no arrangements or understanding with any market maker to make or maintain any market, the Company has no knowledge of any intention to terminate making markets in the securities by any of its present market makers.

ARTICLE IV
EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 4.1          SWTP’s Delivery of the Shares. On the Closing Date, SWTP will cause it’s transfer agent, at SWTP’s expense, to deliver to Greenfield stock certificates and suitable stock powers in form acceptable to Greenfield’s attorney or other instruction required for the issuance of the Shares to Greenfield’s designees.  If necessary, after the sale closes SWTP will also execute such other certificates or other documents reasonably necessary to confirm the sale, enter the shares on the transfer ledger of SWTP and transfer the Shares to Greenfield.

Section 4.2         Greenfield’s Delivery of Purchase Price.  Delivery of the Purchase Price by Greenfield shall be deemed completed upon receipt by the Escrow Agent of the purchase price. On the Closing Date, Escrow Agent will deliver a bank wire, bank draft or official check in an amount equal to the balance of the Purchase Price to SWTP upon receipt of the securities from SWTP and shall exchange the payment for the delivery upon confirmation of the parties.

Section 4.3          Termination. This Agreement may be terminated at any time prior to the Closing Date:

a.
By Greenfield if the due diligence examination of SWTP, its corporate books and records, shareholder lists and certifications, market for its securities or its financial condition, in the opinion of Greenfield’s counsel, materially differ from the representations contained herein; if the consummation of the Agreement would be deemed unlawful, or if there is a material change prior to closing;

b.
by either SWTP or Greenfield if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within thirty business days following receipt by such other party of written notice from the non-breaching party of such failure to comply;

c.
by either SWTP or Greenfield if there has been (i) a breach by the other party of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Greenfield, including any breach by SWTP) of any representation or warranty, in each case which breach has not been cured within thirty business days following receipt by the breaching party from the non-breaching party of written notice of the breach;

d.	by SWTP or Greenfield if the transactions contemplated by this Agreement have not been effected on or prior to the Closing Date;

e.
by SWTP or Greenfield if any court or other Governmental Body having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Exchange and such order, decree, ruling or other action shall have become final and non-appealable, provided, however that the right to terminate this Agreement pursuant to this shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the sale of the Assets to have occurred on or prior to the aforesaid date  The right of any party hereto to terminate this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective affiliates.

Section 4.4          Termination and its Effect. In the event of termination of this Agreement by either SWTP and Greenfield, as provided in this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of SWTP and Greenfield or their respective officers or directors; provided, however, that nothing contained in this Agreement shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE V
CLOSING

Section 5.1          Conditions to Closing. Greenfield’s obligation to purchase and pay for the Shares is subject to the fulfillment, prior to or at the closing, of the conditions specified in SWTP’s Covenants, Representations, and Warranties and the due diligence examination of Greenfield.

Section 5.2          Closing. The Closing of this transaction shall be held at the offices of Charles W. Barkley, 6201 Fairview Road, Suite 200, Charlotte, NC 28210 or other location agreed to by the parties on or before March 1, 2011.  At the closing:

(a)	SWTP shall deliver to Greenfield certificates representing 93,750 shares of Series A Preferred voting stock;

(b)
SWTP shall deliver (i) an officer's certificate from SWTP dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of SWTP are true and correct as of, or have been fully performed and complied with by, the Closing Date and (ii) the legal opinion of its counsel in form acceptable to Greenfield, and (iii)  there are no liabilities of the Company and (iv) SWTP’s company minute book, seal or chops and records of  minutes of meeting of boards. SWTP shall deliver a signed consent and/or Minutes of the Meetings of the Board of Directors of SWTP approving this Agreement.

(c)
Such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement shall have been duly authorized, executed and delivered by the parties thereto and a copy of such executed instruments, documents and certificates shall have been delivered to both SWTP and Greenfield.

Section 5.3          Events Subsequent to Closing. Subsequent to the Closing, the capitalization of SWTP may be restructured by reverse splits, conversion of preferred shares to common shares or otherwise to reflect the intended capitalization. Further, SWTP shall be available to assist in the change of corporate name, CUSIP number, confirmation of transfer agent and registrar or change of transfer agent, update information on the Pink Sheets, and other ministerial matters necessary to disclose and effect the change of control.

ARTICLE VI
MISCELLENANEOUS

Section 6.1          Notices. Any notices or other communications required or permitted by this agreement shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by post, fax, e-mail or prepaid telegram addressed to the addresses set forth above in this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of  the date so delivered, mailed or telegraphed.

SWEET SPOT GAMES, Inc.
c/o Gregory Galanis, CEO
36 Roland Lane
London, Ontario, Canada
N5X1G1

Greenfield Farms Grassfed Beef, Inc.
c/o Larry Moore
P. O. Box 577
Norwood, NC 28128

Copies to: Charles W. Barkley. Attorney
6201 Fairview Road, Suite 200
Charlotte, NC  28210

Section 6.2          Attorneys' Fees. SWTP has prepaid attorneys fees of $35,000 to Charles Barkley. Except as stated, each party shall pay their own costs and attorneys fees.

Section 6.3          Confidentiality.  Each party agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except:  (i)  to the extent such data is a matter of public knowledge or is required by law to be published; and (ii)  to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 6.4          Third Party Beneficiaries.  This contract is between SWTP and Greenfield, and the Company may be a third party beneficiary of this Agreement.  Except for the shareholders of the Company and as specifically provided, no other person or entity shall be deemed to be a third party beneficiary of this Agreement. Additionally, relating to this transaction, SWTP owes no duty to anyone other than Greenfield, at any time or for any reason.

Section 6.5          Entire Agreement.  This Agreement represents the entire agreement between the parties.  This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth in this document.  This Agreement may not be amended or modified, except by a written agreement signed by all parties.

Section 6.6          Survival; Termination.  The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated the applicable statute of limitations.

Section 6.7          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 6.8          Amendment or Waiver.  Every right and remedy provided by this agreement shall be cumulative with every other right and remedy conferred at law or in equity, and may be enforced concurrently.  No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default arising at any time.  At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties, with respect to any of its terms, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 6.9          Expenses.   Each party shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 6.10        Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and in no way modify, interpret or construe the meaning of this Agreement.

Section 6.11        Benefit.  This Agreement shall be binding upon and shall inure only to the benefit of the parties and their permitted assigns.  This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 6.12        Severability.  In the event that any particular provision or provisions of this Agreement shall for any reason be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties.

Section 6.13        No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party, regardless of who drafted or was principally responsible for drafting the Agreement or its terms or conditions.

Section 6.14        Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each:  (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all its terms and conditions; (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 6.15        Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete sale contemplated by this agreement.  The parties agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

Section 6.16        Governing Law.  This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws, but venue for any disputes shall be Mecklenburg County, North Carolina.

ARTICLE VII
INDEMNIFICATION

Section 7.1          Indemnification by SWTP.  Notwithstanding any other provisions of this Agreement and subject to the terms and conditions of this Article V, SWTP agrees to indemnify, defend and hold harmless Greenfield, any of Greenfield’s affiliates, including Company and Greenfield or it’s officers, directors and controlling persons (the “Greenfield  Group”), at any time after the Closing Date, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorney’s fees and expenses, which were reasonably incurred or imposed upon Greenfield  Group or any of its members, net of any insurance proceeds received by any member of Greenfield Group for such demands, asserted against or incurred by any member of the Greenfield  Group directly or indirectly, by reason of or resulting from any misrepresentation, breach of any warranty or nonperformance or breach of any covenant, obligation or agreement of SWTP or Company contained in or made pursuant to this Agreement or any statement contained in any certificate or document furnished to SWTP pursuant to this Agreement, or any facts or circumstances constituting such a breach.

AGREED AND ACCEPTED as of the date first above written.

SWEET SPOTSWEET SPOT GAMES, INC.

By: ___________________________________
Gregory Galanis CEO

GREENFIELD FARMS GRASSFED BEEF, INC.

         By: ________________________________
Larry Moore, President

Exhibit A

Sweet Spot Game Shareholders (Transferors)

Gregory Galanis – 20,000,000     Shares to be transferred

Charles Barkley - 2,582,500       Shares to be transferred

Greenfield Farms Shareholders (Transferees)

Larry Moore	20,250,075 Shares

Franklin Lee	1,0162,12 Shares
40645 Mt. Zion Church Rd
Norwood, NC 28128

Robert Byrd	1,016,213 Shares
4120 Shankle Rd.
Norwood, NC 28128

Scott Bortz	100,000
684 Colville Road
Charlotte, NC 28207

Alfred Rhyne	100,000
540 Hempstead Place
Charlotte, NC 28207

George Dizes	100,000
6740 Newhall Road
Charlotte, NC 27270